EXHIBIT 4.5

SECURE COMPUTING CORPORATION

AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE PLAN

1. PURPOSE AND SCOPE OF PLAN. The purpose of this Secure Computing Corporation Amended and Restated Employee Stock Purchase Plan (the “Plan”) is to provide the employees of Secure Computing Corporation (the “Company”) with an opportunity to acquire a proprietary interest in the Company through the purchase of its common stock and, thus, to develop a stronger incentive to work for the continued success of the Company. The Plan is intended to be an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended, and shall be interpreted and administered in a manner consistent with such intent.

2. DEFINITIONS.

2.1 The terms defined in this section are used (and capitalized) elsewhere in this Plan:

(a) “AFFILIATE” means any corporation that is a “parent corporation” or “subsidiary corporation” of the Company, as defined in Sections 424(e) and 424(f) of the Code or any successor provision, and whose participation in the Plan has been approved by the Board of Directors.

(b) “BOARD OF DIRECTORS” means the Board of Directors of the Company.

(c) “CODE” means the Internal Revenue Code of 1986, as amended from time to time.

(d) “COMMITTEE” means three or more Disinterested Persons designated by the Board of Directors to administer the Plan under Section 13.

(e) “COMMON STOCK” means the common stock, par value $.01 per share (as such par value may be adjusted from time to time), of the Company.

(f) “COMPANY” means Secure Computing Corporation.

(g) “COMPENSATION” means the gross cash compensation (including wage, salary, commission, bonus, and overtime earnings) paid by the Company or any Affiliate to a Participant in accordance with the terms of employment, provided that for purposes of determining a Participant’s Compensation any election by the Participant to reduce his or her gross cash compensation under Sections 125 or 401(k) of the Code shall be treated as if the Participant did not make such election.

(h) “DISINTERESTED PERSONS” means a member of the Board of Directors who is considered a disinterested person within the meaning of Exchange Act Rule 16b-3 or any successor definition.

(i) “ELIGIBLE EMPLOYEE” means any employee of the Company or an Affiliate who has been employed for at least one consecutive month prior to the commencement of the applicable Offering Period and whose customary employment is at least 20 hours per week; provided, however, that an “Eligible Employee” shall not include any person who would be deemed, for purposes of Section 423(b)(3) of the Code, to own stock or hold options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company.

(j) “EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended from time to time.

(k) “FAIR MARKET VALUE” of a share of Common Stock as of any date means, if the Company’s Common Stock is listed on a national securities exchange or traded in the national market system, the mean between the high and low sale prices for such Common Stock on such exchange or market on said date, or, if no sale has been made on such exchange or market on said date, on the last preceding day on which any sale shall have been made. If such determination of Fair Market Value is not consistent with the then current regulations of the Secretary of the Treasury applicable to plans intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code, however, Fair Market Value shall be determined in accordance with such regulations. The determination of Fair Market Value shall be subject to adjustment as provided in Section 14.

(l) “OFFERING DATE” means the first day of each Offering Period. In the event the first day of an Offering Period does not fall on a business day, the next succeeding business day shall be deemed the Offering Date.

(m) “PURCHASING DATE” means the last day of each Offering Period. In the event the last day of an Offering Period does not fall on a business day, the next prior business day shall be deemed the Purchasing Date.

(n) “OFFERING PERIOD” means consecutive three month periods commencing each January 1, April 1, July 1 and October 1. Each Offering Period commencing on January 1 shall end March 31, each Offering Period commencing on April 1 shall end on June 30, each Offering Period commencing on July 1 shall end on September 30 and each Offering Period commencing on October 1 shall end on December 31. The Committee shall have the power to change Offering Periods without stockholder approval if such change is announced prior to the relevant Offering Period or prior to such other time as specified by the Committee.

(o) “PARTICIPANT” means an Eligible Employee who has elected to participate in the Plan in the manner set forth in Section 4.

(p) “PLAN” means this Secure Computing Corporation Employee Stock Purchase Plan, as amended from time to time.

(q) “RECORDKEEPING ACCOUNT” means the account maintained in the books and records of the Company recording the amount withheld from each Participant through payroll deductions made under the Plan.

3. SCOPE OF THE PLAN. Shares of Common Stock may be sold by the Company to Eligible Employees, as hereinafter provided, but not more than 3,700,000 shares of Common Stock (subject to adjustment as provided in Section 14) shall be sold to Eligible Employees pursuant to this Plan. All sales of Common Stock pursuant to this Plan shall be subject to the same terms, conditions, rights and privileges. The shares of Common Stock delivered by the Company pursuant to this Plan may be acquired shares having the status of any combination of authorized but unissued shares, newly issued shares, or treasury shares.

4. ELIGIBILITY AND PARTICIPATION. To be eligible to participate in the Plan for a given Offering Period, an employee must be an Eligible Employee on the Offering Date of such Offering Period. An Eligible Employee may elect to participate in the Plan by enrolling in the Plan during the enrollment time period and by the method prescribed by the Company, before the Offering Date of such Offering Period, that authorizes regular payroll deductions from Compensation beginning with the first payday in such Offering Period and continuing until the Eligible Employee withdraws from the Plan, modifies his or her authorization, or ceases to be an Eligible Employee, as hereinafter provided.

5. AMOUNT OF COMMON STOCK EACH ELIGIBLE EMPLOYEE MAY PURCHASE.

5.1 Subject to the provisions of this Plan, each Eligible Employee shall be offered the right to purchase on the Purchasing Date for each Offering Period the number of shares of Common Stock (including fractional shares) that can be purchased at the price specified in Section 5.2 with the entire credit balance in the Participant’s Recordkeeping Account; provided that:

(a) no such Eligible Employee, immediately after such a right to purchase is granted, would own, directly or indirectly, within the meaning of Section 423(b)(3) and Section 424(d) of the Code, stock or options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company or all of its Affiliates or

(b) no such Eligible Employee’s rights to purchase stock under all employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company and its Affiliates accrues at a rate that exceeds $25,000 worth of stock (determined at the Fair Market Value of the shares on the Offering Date of the relevant Offering Period) for each calendar year during which the rights to purchase such stock are outstanding at any time.

If the purchases by all Participants would otherwise cause the aggregate number of shares of Common Stock to be sold under the Plan to exceed the number specified in Section 3, however, each Participant shall be allocated at a ratable portion of the maximum number of shares of Common Stock which may be sold.

5.2 The purchase price of each share of Common Stock sold pursuant to this Plan will be the lesser of (a) or (b) below:

(a) 85% of the Fair Market Value of such share on the first day of the Offering Period.

(b) 85% of the Fair Market Value of such share on the last day of the Offering Period.

6. METHOD OF PARTICIPATION.

6.1 The Company shall give notice to each Eligible Employee of the opportunity to purchase shares of Common Stock pursuant to this Plan and the terms and conditions for such offering. Such notice is subject to revision by the Company at any time prior to the date of purchase of such shares. The Company contemplates that for tax purposes the first day of an Offering Period will be the date of the offering of such shares.

6.2 Each Eligible Employee who desires to participate in the Plan for an Offering Period shall signify his or her election to do so by the method prescribed by the Company. An Eligible Employee may elect to have any whole percent of Compensation withheld, but not less than one percent (1%) and not more than ten percent (10%) of the Eligible Employee’s Compensation per pay period. An election to participate in the Plan and to authorize payroll deductions as described herein must be made before the Offering Date of the Offering Period to which it relates and shall remain in effect unless and until such Participant withdraws from the Plan, modifies his or her authorization, or ceases to be an Eligible Employee, as hereinafter provided.

6.3 Any Eligible Employee who does not make a timely election as provided in Section 6.2, shall be deemed to have elected not to participate in the Plan. Such election shall be irrevocable for such Offering Period.

7. RECORDKEEPING ACCOUNT.

7.1 The Company shall maintain a Recordkeeping Account for each Participant. Payroll deductions pursuant to Section 6 will be credited to such Recordkeeping Accounts on each payday.

7.2 No interest will be credited to a Participant’s Recordkeeping Account.

7.3 The Recordkeeping Account is established solely for accounting purposes, and all amounts credited to the Recordkeeping Account will remain part of the general assets of the Company.

7.4 A Participant may not make any separate cash payment into the Recordkeeping Account.

8. RIGHT TO ADJUST PARTICIPATION OR TO WITHDRAW.

8.1 A Participant may, at any time during an Offering Period, direct the Company to make no further deductions from his or her Compensation or to increase or decrease the percentage amount of such deductions from future Compensation, subject to the limitation in Section 6.2. Upon any such action, future payroll deductions with respect to such Participant shall cease or shall be increased or decreased in accordance with the Participant’s direction.

8.2 Any Participant who stops payroll deductions may not thereafter resume payroll deductions during such Offering Period or in the event of a total withdrawal as set forth in Section 8.3, during any Offering Period that commences within three months after the end of the Offering Period from which the Participant withdrew.

8.3 At any time before the end of an Offering Period, any Participant may withdraw from the Plan. In such event, all future payroll deductions shall cease and the entire credit balance in the Participant’s Recordkeeping Account will be paid to the Participant, without interest, as soon as administratively possible. A Participant who withdraws from the Plan will not be eligible to reenter the Plan until the next succeeding Offering Period that commences three months after the end of the Offering Period from which the Participant withdrew.

8.4 Notification of a Participant’s election to increase, decrease, or terminate deductions, or to withdraw from the Plan, shall be made by indicating the election by the method prescribed by the Company.

9. TERMINATION OF EMPLOYMENT. If the employment of a Participant is terminated for any reason, including death, disability, or retirement, the entire balance in the Participant’s Recordkeeping Account will be refunded to the former Participant, or to his or her estate or as set forth in Section 20.5, without interest, as soon as administratively possible.

10. PURCHASE OF SHARES.

10.1 As of the Purchasing Date of each Offering Period, the entire credit balance in each Participant’s Recordkeeping Account will be used to purchase shares (including fractional shares) of Common Stock (subject to the limitations of Section 5) unless the Participant has notified the Company that the Participant elects to withdraw from the Plan by the method prescribed by the Company in advance of the Purchasing Date. Any amount in a Participant’s Recordkeeping Account that is not used to purchase shares pursuant to this Section 10.1 will be refunded to the Participant, without interest.

10.2 Shares of Common Stock acquired by each Participant shall be held in a general account maintained for the benefit of all Participants.

10.3 Shares purchased under the Plan may be originally issued in certificated or un-certificated (such as book-entries representing shares) form as determined by the Company. Certificates for the number of whole shares of Common Stock, determined as aforesaid, purchased by each Participant shall be issued and delivered to him or her only upon the request of the Participant or his or her representative. Any such request shall be made by indicating this election by the method prescribed by the Company.

10.4 Dividends, if and when declared and paid, with respect to a Participant’s shares held in the general account shall, at the election of the Participant, either be paid to the Participant in cash or reinvested in additional shares of Common Stock. Any such election shall be made or changed by indicating the election by the method prescribed by the Company. If a Participant fails to make such an election, all dividends, if and when declared and paid, with respect to the Participant’s shares held in the general account will automatically be reinvested to purchase additional shares of Common Stock.

10.5 Each Participant will be entitled to vote all shares held for the benefit of such Participant in the general account.

11. RIGHTS AS A STOCKHOLDER. A Participant shall not be entitled to any of the rights or privileges of a stockholder of the Company with respect to such shares, including the right to receive any dividends which may be declared by the Company, until (i) he or she actually has paid the purchase price for such shares and (ii) either the shares have been credited to his or her account or certificates have been issued to him or her, both as provided in Section 10.

12. RIGHTS NOT TRANSFERABLE. A Participant’s rights under this Plan are exercisable only by the Participant during his or her lifetime, and may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution. Any attempt to sell, pledge, assign or transfer the same shall be null and void and without effect. The amounts credited to a Recordkeeping Account may not be assigned, transferred, pledged or hypothecated in any way, and any attempted assignment, transfer, pledge, hypothecation or other disposition of such amounts will be null and void and without effect.

13. ADMINISTRATION OF THE PLAN. This Plan shall be administered by the Committee, which is authorized to make such uniform rules as may be necessary to carry out its provisions. The Committee shall determine any questions arising in the administration, interpretation and application of this Plan, and all such determinations shall be conclusive and binding on all parties.

14. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event of any change in the Common Stock of the Company by reason of stock dividends, split-ups, corporate separations, recapitalizations, mergers, consolidations, combinations, exchanges of shares and the like effected without receipt of any consideration by the Company, the aggregate number and class of shares available under this Plan and the number, class and purchase price of shares subject to a right to purchase but not yet purchased under this Plan, shall be proportionately adjusted by the Committee. In the event of a Change in Control each outstanding option will be assumed or an equivalent option substituted by the successor corporation or an Affiliate of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a new Purchasing Date (the “New Purchasing Date”) and will end on the New Purchasing Date. The New Purchasing Date will occur before the date of the Company’s proposed Change in Control. The Committee will notify each Participant in writing prior to the New Purchasing Date that the Purchasing Date for the Participant’s option has been changed to the New Purchasing Date and that the Participant’s option will be exercised automatically on the New Purchasing Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 8 hereof. The Committee shall have the discretion to determine which alternative will occur at the time of the Change of Control.

15. REGISTRATION OF CERTIFICATES. Stock certificates will be registered in the name of the Participant, or jointly in the name of the Participant and another person, as the Participant may direct on an appropriate form filed with the Company.

16. AMENDMENT OF PLAN. The Board of Directors may at any time amend this Plan in any respect which shall not adversely affect the rights of Participants pursuant to shares previously acquired under the Plan, except that, without stockholder approval on the same basis as required by Section 20.1, no amendment shall be made (i) to increase the number of shares to be reserved under this Plan, (ii) to decrease the minimum purchase price, (iii) to withdraw the administration of this Plan from the Committee, or (iv) to change the definition of employees eligible to participate in the Plan.

17. EFFECTIVE DATE OF PLAN. The Plan originally became effective as of May 1, 1996. The Plan was amended and restated effective October 23, 2007. All rights of Participants in any offering hereunder shall terminate at the earlier of (i) the day that Participants become entitled to purchase a number of shares of Common Stock equal to or greater than the number of shares remaining available for purchase or (ii) at any time, at the discretion of the Board of Directors, after 30 days’ notice has been given to all Participants. Upon termination of this Plan, shares of Common Stock shall be issued to Participants in accordance with Sections 5 and 10, and cash, if any, remaining in the Participants’ Recordkeeping Accounts shall be refunded to them, without interest, as if the Plan were terminated at the end of an Offering Period.

18. GOVERNMENTAL REGULATIONS AND LISTING. All rights granted or to be granted to Eligible Employees under this Plan are expressly subject to all applicable laws and regulations and to the approval of all governmental authorities required in connection with the authorization, issuance, sale or transfer of the shares of Common Stock reserved for this Plan, including, without limitation, there being a current registration statement of the Company under the Securities Act of 1933, as amended, covering the shares of Common Stock purchasable on the Purchase Date of the Offering Period applicable to such shares, and if such a registration statement shall not then be effective, the term of such Offering Period shall be extended until the first business day after the effective date of such a registration statement, or post-effective amendment thereto. If applicable, all such rights hereunder are also similarly subject to effectiveness of an appropriate listing application to a national securities exchange or a national market system, covering the shares of Common Stock under the Plan upon official notice of issuance.

19. NOTICE OF DISPOSITION. Each Participant shall notify the Company in writing if the Participant disposes of any of the shares purchased in any Offering Period pursuant to the Plan if such disposition occurs within two years after the Offering Date of the relevant Offering Period or within one year from the Purchasing Date on which such shares were purchased (the “Notice Period”). The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to the Plan requesting the Company’s transfer agent to notify the Company of any transfer of the shares. The obligation of the Participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.

20. MISCELLANEOUS.

20.1 This Plan shall not be deemed to constitute a contract of employment between the Company and any Participant, nor shall it interfere with the right of the Company to terminate any Participant and treat him or her without regard to the effect which such treatment might have upon him or her under this Plan.

20.2 Wherever appropriate as used herein, the masculine gender may be read as the feminine gender, the feminine gender may be read as the masculine gender, the singular may be read as the plural and the plural may be read as the singular.

20.3 The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

20.4 Delivery of shares of Common Stock or of cash pursuant to the Plan shall be subject to any required withholding taxes. A person entitled to receive shares of Common Stock may, as a condition precedent to receiving such shares, be required to pay the Company a cash amount equal to the amount of any required withholdings.

20.5 A Participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant’s Recordkeeping Account under the Plan in the event of such Participant’s death subsequent to the end of an Offering Period but prior to delivery to him or her of such shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s Recordkeeping Account under the Plan in the event of such Participant’s death prior to a Purchasing Date. Such designation of beneficiary may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such shares or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.